Exhibit 99.1

Equinix Expands Operations to the Netherlands With Acquisition of Network-Neutral Data Center Provider Virtu

Customer Demand Fuels Expansion of European Operations

FOSTER CITY, Calif.--(BUSINESS WIRE)--Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that it has expanded the company’s global data center operations with the acquisition of Virtu Secure Webservices B.V., a provider of network-neutral data center services in the Netherlands. The agreement will immediately provide Equinix with data center operations in the cities of Enschede and Zwolle, and by mid-2008, in Amsterdam.

The acquisition comes as Equinix continues its expansion program in ten markets in the U.S., Europe and Asia-Pacific in 2008. It also follows the 2007 acquisition of European colocation provider IXEurope, which solidified Equinix’s market leading position and strengthened the company’s comprehensive global offering for customers.

Founded in 1999, Virtu is a provider of network-neutral data center services in the Netherlands. The company’s more than 400 enterprise, systems integrator and government customers include IBM, TUI/Thomson, Netherlands Department of Finance and Ten Cate. Virtu operates data centers in Enschede (1,200 net sq. m.) and Zwolle (500 net sq. m.), and it is currently building out a 3,000 net sq. m. center in Amsterdam that is expected to be open for customers in mid-2008. The Enschede center is approximately 40% utilized. The Zwolle center recently opened and will be at 80% occupancy once all signed contracts are fully installed. The company offers a range of colocation, interconnection and managed services that complement Equinix Europe’s existing portfolio of products, as well as a seasoned team of professionals.

The Amsterdam site, which is currently under construction and was acquired by Virtu through a lease agreement, formerly served as a data center for ING Bank. Virtu is currently building out the center to create an infrastructure that is compatible with the increased power and cooling requirements of current data center equipment, such as high power density (HPD) deployments. Equinix will immediately be involved in the design and modernization of this site, bringing its world class expertise in next generation data center design.

“With our successful expansion into Europe last year, Equinix broadened its ability to provide customers with a comprehensive global data center and interconnection services platform across North America, Europe and Asia-Pacific,” said Steve Smith, president and CEO of Equinix. “Amsterdam is an important location for our primary customer segments, including network service providers, digital content providers, financial services companies and enterprises, and we see significant demand from them as we extend our network-neutral operations to this market.”

“As an increasing number of multinational corporations are selecting the Netherlands as a base for serving the European market, the region has become a strategic market for premium data center and interconnection services,” said Guy Willner, president of Equinix Europe. “In addition, the presence of AMS-IX, the largest Internet exchange in Europe, makes Amsterdam an important hub for the networks serving the continent. We are thrilled to add Virtu’s seasoned team and customer base in the Netherlands to Equinix.”

“We know Equinix well as a fellow IX service provider and professional neutral colocation provider in the U.S. and other European markets and, since the early days of the Internet, had a positive and professional working relationship,” said Job Witteman CEO of AMS-IX. “We particularly value that they understand our market and as a consequence look favorably upon Equinix coming to Amsterdam.” Witteman further noted that AMS-IX is planning to further expand in the first half of this year adding another professional and network neutral data-center in the city and is in positive discussions with Equinix regarding their new Amsterdam location.

Equinix intends to invest a total of $48 million for the acquisition of Virtu, the anticipated capital expenditures associated with the build-out of the Amsterdam site and the assumption of debt. This transaction is not expected to negatively impact Equinix’s previously announced 2008 revenue and EBITDA guidance. The company will provide further detail on this transaction on its Q4 results conference call on February 13, 2008.

About Equinix

Equinix is the leading global provider of network-neutral data center and interconnection services, offering premium colocation, traffic exchange and outsourced IT infrastructure solutions. Global enterprises, content companies, systems integrators and network service providers look to Equinix Internet Business Exchange (IBX®) centers for world-class reliability and network diversity. Equinix IBX centers serve as critical, core hubs for IP networks and Internet operations worldwide. With 39 IBX centers located in 18 strategic markets across North America, Europe and Asia-Pacific, Equinix enables customers to reliably operate their mission-critical infrastructure on a global basis.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

CONTACT:
Equinix Media Contact (U.S.):
K/F Communications, Inc.
David Fonkalsrud, +1-415-255-6506
dave@kfcomm.com
or
Equinix Investor Relations Contact:
Equinix, Inc.
Jason Starr, +1-650- 513-7402
jstarr@equinix.com
or
Equinix Media Contact (Europe):
Equinix, Inc.
Kerry Jago, +44 (0)845 373 2935
kerry.jago@eu.equinix.com